SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendment No. ____)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement             [  ] Confidential, for Use of
   [X]  Definitive Proxy Statement                   the Commission Only (as
   [  ] Definitive Additional Materials              permitted by Rule 14a-
                                                     6(e)(2))
   [  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                              BANDAG, INCORPORATED
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

   [  ] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

   BANDAG, INCORPORATED
   Bandag Headquarters
   2905 North Highway 61
   Muscatine, Iowa 52761-5886
   March 31, 1995


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 9, 1995



   To The Shareholders:

        The Annual Meeting of the Shareholders of Bandag, Incorporated, an Iowa corporation, will be held at the Holiday Inn, 2915 North Highway 61, Muscatine, Iowa, on May 9, 1995, commencing at ten o'clock a.m., Central Daylight Time, for the following purposes:

        (1)  To elect three directors for terms of three years.

        (2) To ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1995.

        (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed March 24, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

        You are invited to attend the meeting; however, if you do not expect to attend in person, you are urged to sign, date and return immediately the enclosed Proxy, which is solicited by the Board of Directors. You may revoke your Proxy and vote in person should you attend the meeting.

                            By Order of the Board of Directors




                            WARREN W. HEIDBREDER, Secretary

   BANDAG, INCORPORATED
   Bandag Headquarters
   2905 North Highway 61
   Muscatine, Iowa 52761-5886
   March 31, 1995


                         P R O X Y    S T A T E M E N T


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bandag, Incorporated (the "Corporation") to be voted at the Annual Meeting of the Shareholders of the Corporation to be held on Tuesday, May 9, 1995, or at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting. Any shareholder giving a proxy may revoke it at any time prior to its exercise.

        Shareholders of record at the close of business on March 24, 1995, will be entitled to vote at the meeting or any adjournment thereof. At the close of business on March 24, 1995, there were 10,789,434 outstanding $1.00 par value shares of Common Stock and 2,357,456 outstanding $1.00 par value shares of Class B Common Stock. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes at the meeting.

        The Corporation's Annual Report for the fiscal year ended December 31, 1994, this Proxy Statement and the enclosed form of proxy are being mailed to shareholders on or about March 31, 1995.

        The following table sets forth information as to the Common, Class A Common and Class B Common shares of the Corporation beneficially owned by each director and director-nominee, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as of March 24, 1995:

                                                                               Percentage of
                                                              Percentage         Aggregate
                                                            of Outstanding     Voting Power
                                             Amount            Stock of       of Common Stock
         Directors, Nominees and          Beneficially        Respective        and Class B
            Executive Officers             Owned<F1>          Class<F1>       Common Stock**
    Lucille A. Carver <F2>
         Common Stock                      2,330,685             22%
         Class A Common Stock              3,745,431             29%
         Class B Common Stock              1,414,746             60%                48%

    Martin G. Carver <F3><F4>
         Common Stock                        130,356              1%
         Class A Common Stock                597,998              5%
         Class B Common Stock                502,622             21%                15%

    Roy J. Carver, Jr. <F2>
         Common Stock                         15,000              *
         Class A Common Stock                374,202              3%
         Class B Common Stock                400,702             17%                12%

    Robert K. Drummond <F5>
         Common Stock                          2,305              *
         Class A Common Stock                  3,760              *
         Class B Common Stock                  1,455              *                  *

    James R. Everline
         Common Stock                            100              *
         Class A Common Stock                    450              *
         Class B Common Stock                    350              *                  *

    Stanley E. G. Hillman
         Common Stock                            200              *
         Class A Common Stock                    400              *
         Class B Common Stock                    200              *                  *

    Edgar D. Jannotta
         Common Stock                          7,000              *
         Class A Common Stock                  7,000              *
         Class B Common Stock                    -0-             -0-                 *

    Stephen A. Keller
         Common Stock                         45,000              *
         Class A Common Stock                 45,000              *
         Class B Common Stock                    -0-             -0-                 *

    R. Stephen Newman
         Common Stock                          2,500              *
         Class A Common Stock                  2,500              *
         Class B Common Stock                    -0-             -0-                 *

    Gary L. Carlson
         Common Stock                          1,951              *
         Class A Common Stock                  1,566              *
         Class B Common Stock                    -0-             -0-                 *

    Thomas E. Dvorchak
         Common Stock                         10,066              *
         Class A Common Stock                  8,766              *                  *
         Class B Common Stock                    -0-             -0-

    Stuart C. Green
         Common Stock                          1,132              *
         Class A Common Stock                    332              *                  *
         Class B Common Stock                    -0-             -0-

    William D. Herd
         Common Stock                          5,607              *
         Class A Common Stock                  4,723              *
         Class B Common Stock                    -0-             -0-                 *

    All Directors, Nominees and
      Executive Officers as a Group
      (16 Persons) <F6>
         Common Stock                      2,544,741             24%
         Class A Common Stock              4,783,864             37%
         Class B Common Stock              2,320,075             98%                75%


   *  Shares owned constitute less than 1% of shares outstanding and less than 1% of votes entitled to be cast.

   ** Shares of Class A Common Stock are non-voting.

   <F1> Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the shareholder. As a result, pursuant to
        Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Common Stock which such shareholder may acquire upon conversion of the Class B Common Stock.  In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a shareholder). The percentage of outstanding Common Stock is based on the total number of shares of Common Stock outstanding as of March 24, 1995 (10,789,434 shares), and does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.

   <F2> Indicates one of seven trustees of the Roy J. Carver Charitable Trust which owns 15,000 shares of Common Stock, 15,000 shares of Class A Common Stock and no shares of Class B Common Stock.

   <F3> Mr. Carver disclaims beneficial ownership of 17,395 shares of Common Stock, 5,300 shares of Class A Common Stock and 525 shares of Class B Common Stock held by members of his family.

   <F4> Includes 100,000 shares of Common Stock and 100,000 shares of Class A Common Stock which Mr. Carver has the right to acquire upon exercise of stock options within 60 days after March 24, 1995.

   <F5> Mr. Drummond disclaims beneficial ownership of 130 shares of Common Stock, 260 shares of Class A Common Stock and 130 shares of Class B Common Stock held by members of his family.

   <F6> In determining the aggregate beneficial ownership of Common Stock, Class A Common Stock and Class B Common Stock for all
        directors and officers as a group, shares which are beneficially owned by more than one officer or director have been counted only once to avoid overstatement.


                        ---------------------------------

        Principal Shareholders. The following tables provide information concerning persons known by the Corporation to beneficially own at least five percent of any class of the Corporation's voting securities as of March 24, 1995 (January 31, 1995 with respect to FMR Corp.):

     COMMON SHARES AND CLASS B COMMON SHARES HELD BY OFFICERS AND DIRECTORS

                                                                     Percentage of
                                                                       Aggregate
                                                       Percentage    Voting Power
                                                     of Outstanding    of Common
                                        Amount          Stock of         Stock
                                     Beneficially      Respective     and Class B
           Name and Address            Owned<F2>       Class<F2>     Common Stock
    Lucille A. Carver <F1><F2>
    c/o Bandag, Incorporated
    2905 North Highway 61
    Muscatine, Iowa 52761-5886
         Common Stock                 2,330,685           22%
         Class B Common Stock         1,414,746           60%             48%

    Martin G. Carver<F2>
    c/o Bandag, Incorporated
    2905 North Highway 61
    Muscatine, Iowa 52761-5886
         Common Stock                   130,356            1%
         Class B Common Stock           502,622           21%             15%

    Roy J. Carver, Jr.<F1><F2>
    c/o Bandag, Incorporated
    2905 North Highway 61
    Muscatine, Iowa 52761-5886
         Common Stock                    15,000            *
         Class B Common Stock           400,702           17%             12%

   *Shares owned constitute less than 1% of shares outstanding and less than 1% of votes entitled to be cast.
   __________________________

   <F1> Indicates one of seven trustees who exercises shared voting and investment power over 15,000 shares of Common Stock in the Roy J. Carver Charitable Trust.

   <F2> Beneficial owners exercise both sole voting and sole investment power unless otherwise stated.  The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the shareholder.  As a result, pursuant to
        Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Common Stock which such shareholder may acquire upon conversion of the Class B Common Stock.  In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a shareholder).  The percentage of outstanding Common Stock is based on the total number of shares of Common Stock outstanding as of March 24, 1995 (10,789,434 shares), and does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.


                         COMMON SHARES HELD BY OTHERS(1)

                                           Amount           Percentage of
                                        Beneficially      Outstanding Stock
           Name and Address               Owned(2)             of Class

    FMR Corp.
    82 Devonshire Street
    Boston, Massachusetts  02109

         Common Stock                    1,227,000              11.37%

    _______________

    (1) The information shown in the table is contained in a Schedule 13G filed with the Corporation by FMR Corp. and indicates beneficial ownership at January 31, 1995.

    (2) FMR has sole power to dispose or direct the disposition of all the shares shown, and has sole power to vote or to direct the vote of 106,800 of such shares.


                      Proposal No. 1 ELECTION OF DIRECTORS

        The Articles of Incorporation require election of directors to staggered terms of three years, providing that three of the nine directors are elected each year. Three nominees this year are to be elected for three-year terms.

        Proxies will be voted for the election of each of the nominees listed below, unless the shareholder giving the proxy votes against, or abstains from voting for, any nominee. If, as a result of unforeseen circumstances, any such nominee shall be unable to serve as director, proxies will be voted for the election of such person or persons as the Board may select. Information about the nominees is set forth below:

                   NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

        ROY J. CARVER, JR., age 51, is Chairman of the Board of Directors of Carver Pump Company, Muscatine, Iowa. During 1988, Mr. Carver acquired a chain of hardware stores and is President of the Muscatine, Iowa based company, Carver Hardware. Mr. Carver is President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa; Davenport, Iowa and Clinton, Iowa; President of Carver Hotel Enterprises, Inc., a Muscatine, Iowa based hotel and restaurant operation; and President of Harrington Signal, Inc., an electronic signal panel manufacturing company located in Moline, Illinois. Mr. Carver holds directorships in Iowa First Bancshares Corp. and Met-Coil Systems Corporation. He is a member of the Contributions Committee, Management Continuity and Compensation Committee, Nominating Committee, Stock Option Committee and the Strategic Planning Committee. Mr. Carver has been a Director since 1982.

        ROBERT K. DRUMMOND, age 56, has been for more than five years a partner in the Milwaukee law firm of Foley & Lardner. In 1994, the Corporation paid fees for legal services to Foley & Lardner, and the Corporation anticipates that similar services may be provided by Foley & Lardner in the current fiscal year. Mr. Drummond's fees as a Director are paid to Foley & Lardner, which credits the sums to the Corporation's legal services account. Mr. Drummond is a member of the Management Continuity and Compensation Committee, Stock Option Committee and Strategic Planning Committee. Mr. Drummond has been a Director since 1982.

        JAMES R. EVERLINE, age 53, is President of Everline & Co., a mergers and acquisitions/management consulting company. Previously, Mr. Everline was President, Investment Banking Division of Henry & Company (1990-December 1991). Henry & Company is engaged in the venture capital and investment banking business. Prior to Mr. Everline's employment by Henry & Company, he was a Partner of Founders Court Investors Inc. (1988-1989) and served as Vice President, Capital Markets Group, Bank of America (1981-1988). He is a member of the Audit Committee, Executive Committee, Management Continuity and Compensation Committee, Nominating Committee, Stock Option Committee and the Strategic Planning Committee. Mr. Everline has been a Director since 1982.

                         DIRECTORS CONTINUING IN OFFICE

        LUCILLE A. CARVER,, age 77, has for more than five years served as Treasurer of the Corporation. She is a member of the Contributions Committee and the Nominating Committee. Mrs. Carver has been a Director since 1957 and her term expires in 1996.

        MARTIN G. CARVER, age 46, was elected Chairman of the Board effective June 23, 1981, Chief Executive Officer effective May 18, 1982, and President effective May 25, 1983. Mr. Carver was also Vice Chairman of the Board from January 5, 1981 to June 23, 1981. He is a member of the Executive Committee, Management Continuity and Compensation Committee, Nominating Committee and the Strategic Planning Committee. Mr. Carver has been a Director since 1978 and his term expires in 1996.

        EDGAR D. JANNOTTA, age 63, on January 1, 1995 became the Senior Partner of William Blair & Company, after having served as Managing Partner for more than five years. He holds directorships in AAR Corp., Molex Incorporated, Oil-Dri Corporation of America, Safety-Kleen Corp and Commonwealth Edison Company. William Blair & Company provided investment banking services to the Corporation in 1994 and the Corporation anticipates that services may be provided to the Corporation in the current fiscal year. He is a member of the Audit Committee, Management Continuity and Compensation Committee, Nominating Committee and the Stock Option Committee. Mr. Jannotta has been a Director since 1973 and his term expires in 1996.

        STANLEY E. G. HILLMAN, age 83, retired. During 1989 he was Acting Chairman, President and Chief Executive Officer of Consolidated Rail Corporation. Mr. Hillman was Vice Chairman of IC Industries and Chairman of the Illinois Central and Gulf Railroad until his retirement in 1978. He was later appointed the Trustee of the Chicago, Milwaukee and Pacific Railroad, in which capacity he served until June 1979. Mr. Hillman is a member of the Audit Committee, Executive Committee, Management Continuity and Compensation Committee and the Stock Option Committee. Mr. Hillman has been a Director since 1977 and his term expires in 1997.

        STEPHEN A. KELLER, age 77, retired. He was President of Kodicor, Inc., a manufacturer of tanks, pottery and plumbing products, with headquarters in Minneapolis, Minnesota, until his retirement in January 1978. Mr. Keller was Chairman of the Board of Directors of J-TEC Associates, Inc. until his retirement on December 31, 1984. Mr. Keller is a member of the Audit Committee, Management Continuity and Compensation Committee, Stock Option Committee and the Strategic Planning Committee. Mr. Keller was a Director during the period 1966 to 1973 and has been a Director since 1978. His term expires in 1997.

        R. STEPHEN NEWMAN, age 51, since August 1990 has been President of Bacon's Information, Inc., a media information services company. From 1982 to 1990, he was President of MGI Corporation, a computer services company. Mr. Newman is a member of the Audit Committee, Management Continuity and Compensation Committee, Strategic Planning Committee and the Stock Option Committee. Mr. Newman has been a Director since 1983 and his term expires in 1997.

        Directors are elected by a majority of the votes cast (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors.


                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board of Directors met six times in 1994.

        The Audit Committee met three times in 1994; its functions are to review major accounting decisions with management and the independent auditors, to confer with such auditors with respect to the scope and results of the annual audit, to review the annual audit and evaluate the auditors' performance, to recommend to the Board of Directors annually the selection of outside auditors for the ensuing year, to recommend the scope and format of financial information to be submitted to the Board of Directors, to review the scope of financial information included in the Annual Report to Shareholders, to review the program of the internal audit department for the year, to review the financial data included in all required governmental reports, and to review the audits of all pension, profit sharing and other trust funds held for the benefit of employees of the Corporation. The Committee also reviews various insurance coverages of the Corporation and the Corporation's compliance with the Foreign Corrupt Practices Act.

        The Management Continuity and Compensation Committee met four times in 1994; its functions are to review, evaluate and determine executive level compensation and to recommend to the Board of Directors the election of corporate officers.

        The Nominating Committee met twice in 1994; its duties relate to the evaluation and recommendation to the Board of Directors of prospective candidates for election as directors of the Corporation. The Nominating Committee will consider recommended nominations for the position of director which are submitted in writing by the shareholders and addressed to the Committee in care of the Corporation at Muscatine, Iowa.

        The Stock Option Committee met twice in 1994; its function is to select key executives and to award options and restricted stock grants to those key executives whose judgment, initiative and efforts contribute materially to the successful performance of the Corporation.


                REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

   Summary Compensation Information

   The following table sets forth certain information concerning compensation paid for the last three fiscal years to the Corporation's Chief Executive Officer and each of its four other most highly compensated executive officers whose total cash compensation exceeded $100,000 in fiscal 1994. The persons named in the table are sometimes referred to herein as the "named executive officers."

                           Summary Compensation Table
                                                                                     Long Term
                                                                                    Compensation
                                                                   Other Annual      Restricted
        Name and Principal                                         Compensation        Stock            All Other
             Position             Year      Salary      Bonus          <F1>         Award(s)<F2>    Compensation<F3>
    Martin G. Carver              1994     $311,740        $0          $91,127        $111,250             $20,060
      Chairman of the Board,      1993      299,036         0           82,770         107,115              19,318
      Chief Executive Officer     1992      259,888         0           73,687         117,248              18,309
      and President

    Gary L. Carlson               1994     $273,808        $0          $28,224         $23,363            $170,778
      Senior V.P. and General     1993      183,867         0            7,598          10,545              15,207
       Manager of Eastern         1992      165,649         0            8,097          11,543              14,215
       Hemisphere Retreading
       Division

    Thomas E. Dvorchak            1994     $304,913        $0          $25,391         $27,813             $20,060
      Senior V.P. and Chief       1993      292,942         0           19,706          22,200              19,318
      Financial Officer           1992      265,043         0           16,872          24,300              18,309

    Stuart C. Green               1994     $295,268        $0          $21,942         $25,587             $20,832
      Senior V.P.,                1993      283,690         0           18,120          22,200              21,101
      Manufacturing               1992      267,069         0           18,268          24,300              26,804

    William D. Herd               1994     $350,833        $0          $24,655         $28,926             $20,060
      Senior V.P.,                1993      338,078         0           19,822          24,420              19,318
      Sales and Marketing         1992      315,397         0           17,776          26,730              18,309


   <F1> Amounts shown represent the tax reimbursement or "gross up" with respect to restricted stock awards and certain other fringe benefits and, in Mr. Carlson's case, includes tax "gross up" in connection with foreign service assignment.

   <F2> At December 31, 1994 the number of shares held and the aggregate market value of restricted stock held by the named executive officers are as follows:  Martin G. Carver, 10,560 shares Common Stock, value $638,880, and 6,700 shares Class
        A Common Stock, value $358,450; Gary L. Carlson, 1,340 shares Common Stock, value $81,070, and 960 shares Class A Common
        Stock, value $51,360; Thomas E. Dvorchak, 2,450 shares Common Stock, value $148,225, and 1,650 shares Class A Common
        Stock, value $88,275; Stuart C. Green, 1,130 shares Common Stock, value $68,365, and 330 shares Class A Common Stock, value $17,655; and William D. Herd, 3,740 shares Common Stock, value $226,270, and 2,860 shares Class A Common Stock, value $153,010.  Dividends are paid on the shares of restricted stock prior to vesting.

   <F3> Of the amounts shown in this column for 1994 for each of the named executive officers, $19,382 is the Corporation's contribution under its Salaried Profit Sharing, Retirement and Savings Plan for each of such individuals (of which, because of limitations under the Internal Revenue Code of 1986, as amended, $12,000 was paid into such Plan and the balance to be paid by the Corporation outside such Plan) and $678 is the Corporation's contribution to its Bandag
        Security Program, a combination defined benefit and defined contribution plan. The remainder of the amount shown for Mr.
        Green in 1994 is $772, representing imputed interest on an interest-free loan from the Corporation in connection with his relocation to Muscatine.  The remainder of the amount shown for Mr. Carlson in 1994 is $150,718 representing allowances for foreign service assignment.

   Stock Options

        The following table sets forth information regarding the fiscal year-end value of unexercised options held by the named executive officers. No options were granted or exercised in 1994.

                       Aggregate Option Exercises in Last
                  Fiscal Year and Fiscal Year-End Option Values

                                                             Number of
                                                            Unexercised         Value of Unexercised
                                                              Options           In-the-Money Options
                                                        at Fiscal Year-End     at Fiscal Year-End<F2>
                        Shares Acquired      Value
           Name           on Exercise      Realized         Exercisable              Exercisable

    Martin G. Carver          -0-             -0-           200,000<F1>              $6,775,000

   <F1> Comprised of 100,000 shares of Common Stock and 100,000 shares of Class A Common Stock.  The options were granted in 1987 at an exercise price equal to the closing price of the Corporation's Common Stock on the New York Stock Exchange on the
        date of grant.

   <F2> The dollar values are calculated by determining the difference between the fair market value of the underlying Common
        Stock and Class A Common Stock, respectively, at fiscal year-end and the exercise price of the options.


        Pension Plan Benefits. The following table sets forth annual normal retirement age pension benefits under the Bandag Salaried Pension Plan at the specified remuneration and years-of-service classifications. The table assumes retirement in 1995. To the extent benefits are not paid under the Salaried Pension Plan due to limitations under the Internal Revenue Code of 1986, as amended, they are paid by the Corporation.



                                                             PENSION PLAN TABLE

                                                    Annual Pension Per Years of Service

    Highest 5-Year Average
      Annual Compensation     5-Years    10-Years    15-Years    20 Years     25 Years    30 Years    35 Years

           $ 50,000           $ 3,219    $ 6,438     $ 9,656      $12,300     $14,800     $17,300     $ 19,800
           $100,000           $ 7,281    $14,563     $21,844      $27,300     $32,300     $37,300     $ 42,300
           $200,000           $15,406    $30,813     $46,219      $57,300     $67,300     $77,300     $ 87,300
           $250,000           $18,842    $37,683     $56,525      $69,984     $82,098     $94,212     $106,326
           $300,000           $18,842    $37,683     $56,525      $69,984     $82,098     $94,212     $106,326
           $350,000           $18,842    $37,683     $56,525      $69,984     $82,098     $94,212     $106,326
           $400,000           $18,842    $37,683     $56,525      $69,984     $82,098     $94,212     $106,326


        Pension amounts are based upon an employee's base salary (exclusive of bonus) and credited years of service. For the individuals named in the foregoing remuneration table, the base salary and credited service as of
   March 24, 1995, were as follows:   Martin G. Carver, $321,523 and 16
   years; Gary L. Carlson, $282,100 and 21 years; Thomas E. Dvorchak, $309,317 and 24 years; Stuart C. Green, $304,901 and 3 years; and William
   D. Herd, $361,446 and 17 years. Benefits shown in the table are computed as a straight line single life annuity assuming retirement at age 65 and are not subject to offset for Social Security benefits.

        The named executive officers also participate in the Bandag Security Program which is a combined defined benefit and defined contribution plan (see footnote [3] on page 8). The annual defined benefit payable at age 62 for each of the named executive officers is fixed and is as follows:
   Martin G. Carver, $700; William D. Herd, $792; Thomas E. Dvorchak, $1,124; Stuart C. Green, $74 and Gary L. Carlson, $985.

   Report of Management Continuity and Compensation Committee on Executive Compensation

        The eight member Management Continuity and Compensation Committee of the Board of Directors (the "Compensation Committee") makes all decisions regarding compensation of the Corporation's executive officers, except for the awarding of stock options and restricted stock, which are made by the Stock Option Committee. Set forth below is a report submitted by the Compensation Committee addressing the Corporation's compensation policies for 1994 applicable to the Corporation's executive officers, including the executive officers named in the Summary Compensation Table.

        Consistent with the Corporation's commitment to adopt a world-class approach to improving total quality, in 1992 the Corporation adopted a new approach to the compensation of executive officers and other salaried employees. As the Corporation learned more about total quality systems, their fairness to people and their necessity in achieving a corporation's long-term objectives, it became apparent that the then existing compensation system was not designed with these objectives in mind. In that spirit, a Midpoint Compensation System (the "System") was approved by the Compensation Committee in 1992.

        This System eliminated arbitrary incentives which the Compensation Committee believes are a major barrier to continuous improvement. As a result of the adoption of the System, bonuses, country club memberships, automobile allowances, split dollar life insurance and tax preparation fees, which were perquisites of top executives and some other managers, were eliminated. A portion of the dollar value of these perquisites was rolled into the executives' base salaries. Salary survey information was used to ensure that the salaries were fair and competitive with those of other companies similar in size to the Corporation. Under the System, bonuses and most traditional executive perquisites are no longer paid. Rather, under the System, an executive officer, including the Chief Executive Officer, receives an annual salary fixed by the Compensation Committee, restricted stock awards determined by the Stock Option Committee, tax "gross up" payments related to such awards and Corporation contributions to the Corporation's Salaried Profit Sharing, Retirement and Savings Plan and the Bandag Security Program as determined by the Compensation Committee.

        Under the System, a salary "midpoint" for each executive officer, including the Chief Executive Officer, is established through the use of executive compensation salary surveys, financial performance of the Corporation, national trends in compensation and the Corporation's competitive need to retain and to recruit the very best and most capable people. Such salary surveys encompass general manufacturing companies with revenues from $500 million to $1 billion. In reviewing the Corporation's financial performance, the Compensation Committee considered the Corporation's revenues, net income and net income per share in light of the competitive and economic conditions encountered by the Corporation during the fiscal year, as well as the effect on the Corporation's financial performance resulting from the Corporation's investment in marketing programs, research and development, plant, machinery and equipment and in personnel and related programs.

             The salary "midpoints" represent the salary level in the 75th percentile of the salary range for each executive officer position, based on executive compensation salary surveys, as adjusted by the Compensation Committee based on an evaluation of the importance of the particular executive position to the Corporation. The salary "midpoints" are adjusted by the Compensation Committee each year based on a review of the factors outlined in the immediately preceding paragraph. These salary "midpoints" are used to calculate the annual increase for each executive officer, except the Chief Executive Officer, by multiplying the salary "midpoint" (not the existing annual salary) by a percentage established by the Compensation Committee. Multiplying the salary "midpoint" for a given position by the annual percentage determined by the Compensation Committee increases base salaries which are currently below the salary "midpoint" by a greater amount than if base salaries were multiplied by the annual percentage, while base salaries which are currently in excess of the salary "midpoint" for a given position will receive a smaller increase than would be the case if the base salaries were multiplied by such percentage. For 1995, the percentage increase was fixed at 3.2% for all salaried Corporation employees, including all executive officers, except the Chief Executive Officer. Such increase in base salary takes effect on January 1, 1995 and does not affect 1994 compensation. In fixing the percentage increase for 1995 base salary, the Compensation Committee considered a variety of factors, including the inflation rate, the Corporation's financial performance and trends in salaried employee compensation increases, as disclosed by published salary forecasts.

        Mr. Martin G. Carver, Chief Executive Officer, declined to receive a salary increase for 1995 based on a percentage of the salary "midpoint" for his position. Instead, he requested that his salary increase for 1995 be increased by a percentage of his 1994 base salary, which is substantially lower than his salary "midpoint." The salary increase for Mr. Carver for 1995 was equal to 3.06% of his 1994 base salary (not his salary "midpoint").

         Although the Compensation Committee considers the Corporation's financial performance in determining the total compensation for executive officers, including the Chief Executive Officer, there is no specific formula or target performance against which executive compensation is to be compared or judged. Rather, the Corporation's performance is part of the total mix of information which the Compensation Committee considers in making its decisions on executive compensation.


                         Bandag, Incorporated Management
                      Continuity and Compensation Committee

                       Roy J. Carver, Jr.  Stanley E. G. Hillman
                       Martin G. Carver    Edgar D. Jannotta
                       Robert K. Drummond  Stephen A. Keller
                       James R. Everline   R. Stephen Newman

   Report of Stock Option Committee on Executive Compensation

        The Stock Option Committee of the Board of Directors (the "Stock Option Committee"), which is composed of seven non-employee directors, makes all decisions regarding the granting of stock options and the grant of restricted stock awards. No grants of stock options were made in 1994.

   The purpose of the Corporation's Restricted Stock Grant Plan is to provide long-term incentive compensation which will attract and retain superior executive personnel. Under the Plan, the Stock Option Committee awards stock to key executives each year. The shares are held by a custodian until seven years have elapsed, when they are then transferred to the executive. Dividends are paid to the recipient of the restricted stock while the shares are held by the custodian. If an executive who has not attained age 60 leaves the Corporation before the end of the seven year restriction period, the shares are forfeited, except in the case of death or disability. An executive who has attained age 60 and who leaves the Corporation prior to the end of the seven-year retention period does not forfeit the shares.

        During 1994 awards of restricted stock were made utilizing the Corporation's System. Restricted stock awards were granted based on a percentage of the salary "midpoint" established for each executive position. The percentages were established taking into consideration total compensation, as well as each executive's level of responsibility. The Chief Executive Officer's percentage of "midpoint" is greater than the other executive officers. In fixing a greater percentage of the Chief Executive Officer's "midpoint," the Stock Option Committee took into account that the Chief Executive Officer's base salary is substantially below the salary "midpoint" for his position and that his increase in base salary for 1995 is substantially less than he would have received had his increase been based on his salary "midpoint." The number of restricted shares granted was computed by multiplying the salary "midpoint" for an executive officer, including the Chief Executive Officer, by the percentage fixed by the Stock Option Committee and then dividing such amount by the per share market value of the Corporation's Common Stock on the date of grant. In fixing the awards for all executives, including the Chief Executive Officer, the Stock Option Committee considered the Corporation's performance in the same manner as the Compensation Committee did in fixing other components of executive compensation. See "Report of Management Continuity and Compensation Committee on Executive Compensation." The total amount of previous awards made to individuals was not a factor in fixing the 1994 awards.

                              Bandag, Incorporated
                             Stock Option Committee

                       Roy J. Carver, Jr.  Edgar D. Jannotta
                       Robert K. Drummond  Stephen A. Keller
                       James R. Everline   R. Stephen Newman
                       Stanley E. G. Hillman

   Compensation Committee Interlocks and Insider Participation

        The Management Continuity and Compensation Committee (the "Compensation Committee") consists of Messrs. Roy J. Carver, Jr., Martin
   G. Carver, Robert K. Drummond, James R. Everline, Stanley E. G. Hillman, Edgar D. Jannotta, Stephen A. Keller and R. Stephen Newman. The Stock Option Committee consists of Messrs. Roy J. Carver, Jr., Robert K. Drummond, James R. Everline, Stanley E. G. Hillman, Edgar D. Jannotta, Stephen A. Keller and R. Stephen Newman. Mr. Martin G. Carver is Chairman of the Board, Chief Executive Officer and President of the Corporation. Mr. Roy J. Carver owns Carver Aero, Inc., which sold $102,657.31 of aviation fuel to the Corporation in 1994 (see "Transactions with Management/Principal Shareholders" herein). Mr. Drummond is a partner of the law firm of Foley & Lardner, Milwaukee, Wisconsin, which has served as legal counsel to the Corporation for several years. Mr. Jannotta is Senior Partner of William Blair & Company, which provided investment banking services to the Corporation in 1994. Mr. Keller formerly served as President of the Corporation from April 1966 through June 1973.

        Remuneration of Directors. Directors who are also full-time employees of the Corporation do not receive remuneration for acting as directors. Non-employee directors are compensated in accordance with the following schedule:

        Annual Fees - Chairman of Committee - $33,500. Other Directors -
   $32,000.

        Board Meeting Attendance - $1,250 per meeting.

        Committee Meeting Attendance - Chairman - $1,500 per meeting.
          Other Directors - $1,250 per meeting.

        Transactions with Management/Principal Shareholders. Roy J. Carver, Jr., son of Lucille A. Carver and brother of Martin G. Carver, owns 100% of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa; Davenport, Iowa, and Clinton, Iowa. During 1994, it sold $102,657.31 of aviation fuel to Bandag, Incorporated at competitive prices based on volume purchased.

                   SHAREHOLDER RETURN PERFORMANCE INFORMATION

        Set forth below is a line graph comparing the yearly percentage change during the last five years in the cumulative total shareholder return (assuming reinvestment of dividends) on the Corporation's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock (Index) and the Dow Jones & Co., Inc. Automobile Parts & Equipment-All (Index). Performance information set forth below for the Corporation's Common Stock includes the Corporation's Class A Common Stock issued as a stock dividend on June 10, 1992.

                              Bandag, Incorporated
                             Stock Performance Chart

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

    Among Bandag, Incorporated, S&P 500 Stock (Index) and Automobile Parts &
                             Equipment - All (Index)


                                                            December 31

                                          1989     1990     1991    1992     1993     1994

    Bandag, Incorporated                  $100     $101     $146    $140     $133     $143
    S&P 500 Stock (Index)                 $100     $ 97     $126    $136     $150     $152
    Automobile Parts & Equipment - All    $100     $ 79     $118    $153     $188     $161
    (Index)

    Assume $100 Invested on December 31, 1989 in Bandag,
    Incorporated Common Stock, the S&P 500 Stock (Index) and the
    Automobile Parts & Equipment - All (Index)

        Proposal No. 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors, based upon the recommendation of the Audit Committee, which consists of James R. Everline, Stanley E. G. Hillman, Edgar D. Jannotta, Stephen A. Keller, and R. Stephen Newman, directors of the Corporation, has appointed Ernst & Young LLP as the Corporation's independent auditors for the year ending December 31, 1995.

        Ernst & Young LLP served as the Corporation's independent auditors for the year ended December 31, 1994. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to any questions raised at the meeting and make any comments they deem appropriate.

        Although this appointment is not required by law to be submitted to a vote by shareholders, the Board believes it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 1995. If the shareholders should not ratify, the Board will reconsider the appointment.

                          Proposal No. 3 OTHER MATTERS

        The management of the Corporation knows of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters properly come before the meeting, it is intended that the persons named in the enclosed Proxy will vote on such matters in accordance with their best judgments.

                          1995 SHAREHOLDERS' PROPOSALS

        The date by which proposals of shareholders intended to be presented at the 1996 Annual Meeting of the Corporation must be received by the Corporation for inclusion in its proxy statement and form of proxy relating to that meeting is December 2, 1995.

                                  MISCELLANEOUS

        The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Corporation.

        Some of the officers and regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone, telex or telefax. The Corporation will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their expenses.

                            By Order of the Board of Directors



                            WARREN W. HEIDBREDER, Secretary

                              BANDAG, INCORPORATED

                                 Muscatine, Iowa

                     PROXY FOR ANNUAL MEETING - MAY 9, 1995

             Lucille A. Carver and Martin G. Carver, or either of them each with power of substitution, are authorized to vote all shares of Common Stock (COM) and Class B Common Stock (CLB) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Bandag, Incorporated to be held May 9, 1995 and at any adjournment thereof.

             This proxy is solicited on behalf of the Company's Board of Directors. Every properly signed proxy will be voted as directed. The Board of Directors recommends a vote FOR the nominees in Item (1) and FOR Item (2). Unless otherwise directed, proxies will be voted in accordance with the foregoing sentence and in the discretion of the Board of Directors in connection with Item (3).

             You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

                                                                SEE REVERSE
                                                                    SIDE


                   CONTINUED, AND TO BE SIGNED ON REVERSE SIDE

        Please mark
   [X]  votes as in
        this example.

   The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

   1.   Election of Directors

                                 FOR  AGAINST   ABSTAIN
        Roy J. Carver, Jr.       [ ]  [ ]       [ ]

        Robert K. Drummond       [ ]  [ ]       [ ]

        James R. Everline        [ ]  [ ]       [ ]

   2.   The selection of Ernst   [ ]  [ ]       [ ]
        & Young LLP as independent
        auditors for the fiscal
        year ending December 31,
        1995

   3.   In their discretion upon
        such other matters as may
        properly come before the
        meeting.

                            MARK HERE      MARK HERE
                            FOR COMMENTS/  IF YOU PLAN
                            CHANGE OF [ ]  TO ATTEND [ ]
                            ADDRESS AND    THE MEETING
                            NOTE AT LEFT

                            Please sign exactly as name appears hereon.
                            Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                            Signature: ____________________ Date: ___________

                            Signature: ____________________ Date: ___________